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 DATA STATED IN THOUSANDS


             VOLUNTARY SCHEDULE - CERTAIN FINANCIAL INFORMATION



REGULATION         STATEMENT CAPTION                   1997    1996    1995

5-02 (1)            Cash and Cash Items               13771    12506    11694
5-02 (2)            Marketable Securities             71176    75747    73892
5-02 (3)(b)(1)      Notes Receivable                 229277   211389   191906
5-02 (4)            Allowance for Doubtful Accounts    2789     2282     2216
5-02 (15)           Total Assets                     333288   313069   291412

5-02 (24)           Other Liabilities                300162   283466   264309
5-02 (30)           Common Stock                        751      732      731
5-02 (31)(a)(2)     Additional Capital Other          10669    10097     9720
5-02 (31)(a)(3)(ii) Retained Earnings-Unappropriated  21705    18774    16651
5-03 (b)(1)(e)      Other Revenues                    30364    28150    25213
5-03 (b)(2)(e)      Cost of Other Revenues            11217    10498     9992*
5-03 (b)(8)         Interest and Amortization of
                    Debt Discount                     12741    11959    11181
5-03 (b)(10)        Income Before Taxes & Other Items  6406     5693     4039*
5-03 (b)(11)        Income Tax Expense (Benefit)       2160     1984     1333
5-03 (b)(14)        Income/Loss from Continuing
                    Operations                         4246     3709     2706*
5-03 (b)(17)        Cumulative Change in Accounting
                     Principle                            0        0        0
5-03 (b)(19)        Net Income or Loss                 4246     3709     2706
*Reclassification of overdraft income.